EXHIBIT "4"

From: Paul M. Schudel [PSCHUDEL@woodsaitken.com]
Sent: Monday, June 28, 2010 7:37 AM
To: Rick D. Lange
Cc: Edward H. Tricker; Joseph H. Badami; James A. Overcash
Subject: Pocras Board Resignation—TierOne Corporation
Rick:

Last evening I received the below email from Joyce Pocras, one of the directors of TierOne Corporation.  Ms. Pocras is the last of the TierOne Corporation officers and directors to resign.  You may wish to make a copy of this communication and add it to the corporate records of TierOne Corporation that are in your possession.

With regard to Ms. Pocras' apparent desire to file a claim in the bankruptcy regarding the "two years of board fees I am due", I have advised her that in light of this Firm's representation of the Corporation, she will need to seek separate counsel with regard to any such "claim".

Please feel free to call if you have any questions concerning this matter.

Regards, Paul

Paul M. Schudel
Woods & Aitken LLP
301 South 13th Street, Suite 500
Lincoln, Nebraska  68508
Direct Number - (402) 437-8509
Fax - (402) 437-8558
EMail - PSchudel@woodsaitken.com

From: joyce@pocras.com [mailto:joyce@pocras.com]
Sent: Sunday, June 27, 2010 6:15 PM
To: Paul M. Schudel
Cc: Attorney
Subject: resign

this is to notify you that I am resigningas a board member  from TierOne Corperation.
I was elected in2009 for three years.  Plrase forward me papers to fill out in order to collect the two years of board fees I am due.  thank yoy for your time.